UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2006

Callisto Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32325	13-3894575
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

420 Lexington Avenue, Suite 1609
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required to be disclosed in this Item 1.01 is incorporated herein by reference from Item 3.02.

Item 3.02	Unregistered Sales of Equity Securities.

On February 3, 2006, Callisto Pharmaceuticals, Inc. (the “Company”) closed a private placement of 4,283,668 shares of common stock and 1,070,917 common stock purchase warrants to certain accredited investors (the “Investors”). The warrants are exercisable for 18 months from closing at an exercise price of $1.60 per share. The securities were sold pursuant to a Securities Purchase Agreement dated as of February 3, 2006 between the Company and the Investors (the “Securities Purchase Agreement”). The securities were sold at a price of $1.20 per share for aggregate proceeds of approximately $5.14 million. The Company paid an aggregate $468,340 and issued an aggregate 390,284 warrants to certain selling agents. The selling agent warrants are exercisable at $1.25 per share and will expire three years after closing.

In connection with the offer and sale of securities to the Investors, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Company believes that the Investors are “accredited investors”, as such term is defined in Rule 501(a) promulgated under the Securities Act.

Pursuant to the Securities Purchase Agreement, the Company has agreed to file, within 60 days after the closing, a registration statement covering the resale of the shares of common stock and the shares underlying the warrants sold to the Investors. In addition, the Company has agreed to use its commercially reasonable efforts to cause the registration statement to be declared effective within 120 days after closing.

A copy of the Securities Purchase Agreement filed herewith as Exhibit 10.1 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	4.1	Form of Warrant to purchase Common Stock issued in connection with the sale of Common Stock.

	4.2	Form of Warrant to purchase Common Stock issued to certain selling agents in connection with the sale of Common Stock.

	10.1	Securities Purchase Agreement dated February 3, 2006 between Callisto Pharmaceuticals, Inc. and the investors listed on Exhibit A thereto.

	99.1	Press Release dated February 3, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2006

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Gary S. Jacob, Ph.D. Chief Executive Officer

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